Exhibit 99.1

                            THE BOARD OF DIRECTORS OF
                   INNOVATION HOLDINGS.INC. BY WRITTEN CONSENT

                                   RESOLUTIONS

In Innovation Holdings Inc.'s continued attentiveness of the appropriate growth of the company, unequivocal conditions (market fluctuations, acquisition debt, capacity to raise capital and overall business conditions) compel certain actions to take place with board support and approval. As a publicly traded company, Innovation Holdings Inc. has the unyielding responsibility to support actions, which facilitate immediate and profound results.

      On this 21st day of October 2004, the directors of the company resolved:

1. Authorize a procedure whereby IVHO reduces the number of shares outstanding. The total number of shares will have the same market value immediately after the reverse split as before it, but each share shall be worth more. The reverse split is being initiated to raise the price of IVHO's outstanding shares to attract new investors and advance the funding process. In addition, although short selling is regulated by regulation T of the Federal Reserve Board, IVHO's share price has been adversely affected by this practice in the public market. This reverse split will allow IVHO to "counter attack" the historical short selling of IVHO stock. This reverse, to take effect immediately - will be calculated on a 6,000 (six thousand) to 1 (one) basis net. Fractional shares created as a result of this action shall be rounded up to the nearest whole share.



      /s/  Robert Blagman                         /s/  Jeffrey Wald
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      Robert Blagman                              Jeffrey Wald


      /s/  Walter Lubars                          /s/  Andy Given
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      Walter Lubars                               Andy Given